UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 18, 2006
United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-127891 (1933 Act) (Commission File Number)	20-3269195 (I.R.S. Employer Identification No.)
1702 N. Collins Boulevard, Suite 100, Richardson, Texas
75080
(Address of principal executive offices)
(Zip Code)
(214) 370-8960
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
     On August 18, 2006, United Development Funding III, L.P. (the “Partnership”) originated a loan to Midlothian Longbranch, L.P., an unaffiliated Texas limited partnership (“Borrower”), in the principal amount of $962,563. The Partnership funded $425,000 on August 21, 2006 and will advance an additional $300,000 within 30 days of the initial funding. In addition to this total funding commitment of $725,000, the loan provides for a $200,000 interest reserve and the payment of fees and closing costs by Borrower. The outstanding principal amount bears interest at a rate equal to 15% per annum accrued and compounded monthly. Payments equal to the amount of the accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month and shall be funded through the interest reserve, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, February 14, 2008.
     With the initial $425,000 funding, the loan is secured by an assignment of all of the general partnership interests of Borrower and 99.9% of the limited partnership interests of Borrower, which develops single family residential lots located in Ellis county, Texas, part of the southern Dallas/Fort Worth market area. As additional collateral the Partnership received a pledge of the stock of the general partner of the Borrower. Upon the date the Partnership funds the full $725,000 commitment, a lien will be filed on the property that will be subordinate to the lien held by the primary development lender, and the Partnership will retain the pledge of the general and limited partnership interests which, will then represent 100% of the general and limited partnership interests of Borrower.
     In consideration for the $725,000 funding commitment, Borrower paid the Partnership a commitment fee in the amount of $27,750, which will be amortized into income over the life of the loan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding III, L.P.
By:	UMTH Land Development, L.P.
Its General Partner

Dated: August 24, 2006	By:	/s/ Jeff W. Shirley
Jeff W. Shirley
President and Chief Executive Officer of UMTH Land Development, L.P.

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